ARTICLES OF ORGANIZATION
Of
PHOENIX CONSULTING GROUP, LLC
(an Alabama Member-Managed Limited Liability Company)

These Articles of Organization are submitted in accordance with Code of Alabama § 10-12-13 to effect the conversion of Phoenix Consulting Group, Inc., an Alabama for-profit corporation, to Phoenix Consulting Group, LLC, an Alabama Limited liability company.
FIRST: The name of the Alabama limited liability company to be formed is
PHOENIX CONSULTING GROUP, LLC.

SECOND: The purposes for which the limited liability company is formed is to provide technical, management, training, and consulting support/services to private and governmental entities and such other activities not specifically prohibited by Alabama law.

THIRD: The location and mailing address of its initial registered office and the name of its initial registered agent at that address is given below:
Gary L. Rigney, Esq.          689 Discovery Drive, Suite 130
Huntsville, Alabama 35806
FOURTH: The names and mailing addresses of the initial Member and Organizer are as follows:
MEMBER     ADDRESS
DynCorp International, LLC    3190 Fairview Park Drive, Suite 700
a Delaware limited    Falls Church, Virginia 22042
liability company

ORGANIZER     ADDRESS
Gary L. Rigney, Esq.     689 Discovery Drive, Suite 130
Huntsville, Alabama 35806

FIFTH: The formation of Phoenix Consulting Group, LLC constitutes a conversion of Phoenix Consulting Group, Inc. to a limited liability company in accordance with Code of Alabama § 10-15-3. The Articles of Incorporation and the Articles of Dissolution of Phoenix Consulting Group, Inc. are filed with the Office of the Judge of Probate, Madison County, Alabama.

SIXTH: The conversion of Phoenix Consulting Group, Inc. to Phoenix Consulting Group, LLC was approved pursuant to Code of Alabama § 10-15-3(a)(1).

SEVENTH: In addition to any other provisions relating to the regulation of the internal affairs of a limited liability company which are permitted under Chapter 12 of the Alabama Limited Liability Company Act, the Member is expressly authorized to execute all documentation and undertake such action as required under Subpart 42, 12 of the Federal Acquisition Regulations to effect the recognition of Phoenix Consulting Group, LLC as the successor in interest of Phoenix Consulting Group, Inc.
Dated this 16th day of October, 2009.

/s/ Gary L. Rigney
Gary L. Rigney, Esg.
Organizer

PREPARED BY:
Gary L. Rigney, Esq.
89 Discovery Drive, Suite 130
Huntsville, AL 35806
Phone:     (256) 971-0721
Fax:     (256) 971-9785
E-mail: grigney@grigney.com